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                                                                   Exhibit 10.14

January 22, 2001



Dave Anderson



Re: Employment Term


Dear Dave,

Volterra is pleased to offer you the position of Vice President of Engineering on the following terms.

You will be responsible for design engineering, layout, CAD and other design support. You will report to Jeff Staszak. You will work at our facility located at 3839 Spinnaker Court in Fremont, California. Of course, Volterra may change your position, duties, and work location from time to time as it deems necessary.

Your compensation will be $7692.31 bi-weekly ($200,000 per year), less payroll deductions and all required withholdings. You will be eligible for the following standard Company benefits: medical, dental, life, and vision, 401(k), vacation and sick leave, and holidays. You will receive options on 250,000 shares of common stock pursuant to the Company's stock option plan. You will also receive a sign-on bonus of $25,000. This bonus will be refundable in full to the company should your employment terminate less than one year from your start date. Details about these benefit plans are available for your review. Volterra may modify your compensation and benefits from time to time as it deems necessary.

As a Volterra employee, you will be expected to abide by Company rules and regulations, and sign and comply with a Proprietary Information and Inventions Agreement, which prohibits unauthorized use or disclosure of Volterra proprietary information.

Normal working hours are from 8:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

You may terminate your employment with Volterra at any tine and for my reason whatsoever simply by notifying Volterra. Likewise, Volterra may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by a Company officer.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States,

Please sign and date this letter, and return it to me by


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January 30,2001 if you wish to accept employment at Volterra, under the terms described above. If you accept our offer, we would like you to start March 12,2001.

We look forward to you favorable reply and to a productive and enjoyable work relationship.



Sincerely,


/s/ Jeff Staszak
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Jeff Staszak
CEO




Accepted:




/s/ David J. Anderson
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Dave Anderson




January 25, 2001
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Date


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